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                        SUBSIDIARIES OF THE REGISTRANT

        The following is a list of the subsidiaries of Chesterfield Financial Corp. following the Conversion:


Name                                        State of Incorporation
----                                        ----------------------
Chesterfield Federal Savings and Loan       Federal
 Association of Chicago

Chesterfield Insurance Services, L.L.C.     Illinois